Registration No. 333-

                           -------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                   FORM S-8

                             REGISTRATION STATEMENT

                                     under

                           THE SECURITIES ACT OF 1933

                          ---------------------------

                             AEROFLEX INCORPORATED
             (Exact name of registrant as specified in its charter)

           Delaware                                             11-1974412
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)


35 South Service Road, Plainview,  New York                        11803
(Address of principal executive offices)                        (Zip Code)

         AEROFLEX INCORPORATED 2002 OUTSIDE DIRECTORS' STOCK OPTION PLAN
                            (Full Title of the Plan)

                            Michael Gorin, President
                              Aeroflex Incorporated
                              35 South Service Road
                            Plainview, New York 11803
                  (Name and address of agent for service)

                                 (516) 694-6700
          (Telephone number, including area code, of agent for service)

                                    copy to:
                                        -
                            Nancy D. Lieberman, Esq.
                   Kramer, Coleman, Wactlar & Lieberman, P.C.
                             100 Jericho Quadrangle
                             Jericho, New York 11753
                                 (516) 822-4820

                            ------------------------

                       CALCULATION OF REGISTRATION FEE

    Title of Each                                  Proposed Minimum        Proposed Maximum
 Class of Securities         Amount to be         Offering Price Per      Aggregate Offering           Amount of
  To be Registered            Registered             Security (1)             Price (1)            Registration Fee
  Common Stock,
   par value $.10           525,000 shs.(2)             $6.39                $3,354,750               $308.64
    per share
=======================  ======================= ======================= =======================  ======================
     (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based upon the average of the high and low sales price of the  Company's  common  stock on the Nasdaq  Stock Market on February 14,
2003. (2) The Registration  Statement also covers an indeterminate number of additional shares of common stock which may become issuable pursuant to anti-dilution and adjustment provisions of the Plan.

                              AEROFLEX INCORPORATED

                        SUMMARY OF AEROFLEX INCORPORATED
                    2002 OUTSIDE DIRECTORS' STOCK OPTION PLAN


     The Aeroflex Incorporated 2002 Outside Directors' Stock Option Plan covers up to 525,000 shares of common stock pursuant to which Aeroflex's outside directors are eligible to receive non-qualified stock options. Shares of common stock issued upon the exercise of options granted pursuant to the plan will generally be from Aeroflex's authorized but unissued shares or treasury shares. The plan, which expires on August 25, 2012, will be administered by Aeroflex's board of directors.

     Under the plan, commencing on March 1, 2003, and on each subsequent March 1 during the term of the plan, non-employee board members will receive an automatic option grant for 25,000 shares of common stock provided (1) he or she has served on the board of directors at least three full months prior to the date of grant and (2) the grant is subject to his or her continued service as an outside director.

     The plan may be amended, suspended or terminated by the board of directors.

     Stock options granted under the plan are exercisable for a period of up to ten years from the date of grant at an exercise price equal to the fair market value of the Common Stock on the date of grant.

     Options   granted   pursuant  to  the  plan  may  not  be  sold,   pledged,
hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution or to the extent permitted by the board.

     Stock  options   granted  under  the  plan  become   exercisable   only  in
installments as follows:

o up to thirty-three and one-third percent (33 1/3%) on the date of grant;

o up to sixty-six and two-thirds percent (66 2/3%) of the subject shares on and after the first anniversary of the date of grant; and

o up to all of the subject shares on and after the second anniversary of the date of the grant of such option.

     Upon the exercise of stock option, optionees may pay the exercise price, at the option of Aeroflex, in cash, by certified or bank cashiers check, in shares of common stock valued at its fair market value on the date of exercise, in consideration under any cashless exercise program established by Aeroflex, or a combination of the foregoing.

     A stock option is exercisable during the optionee's lifetime only by him and cannot be exercised by him unless, at all times since the date of grant and at the time of exercise, he is serving as a director, except that, upon termination of his service (other than (1) by death or (2) by total disability), he may exercise an option for a period of three months after his termination but only to the extent such option is exercisable on the date of such termination.

     Upon termination of all employment by total disability or death, the optionee, the optionee's estate or any person who acquires the right to exercise such option by bequest or inheritance or by reason of the total disability or death of the optionee, as the case may be, may exercise such options at any time within twelve months after termination, but only to the extent such option is exercisable on the date of such termination.

     In the event of a change in control (as defined in the plan) of Aeroflex, at the option of the board , (a) all options outstanding on the date of the change in control shall become immediately and fully exercisable, and (b) an optionee will be permitted to surrender for cancellation within sixty (60) days after the change in control any option or portion of an option which was granted more than six (6) months prior to the date of such surrender, to the extent not yet exercised, and to receive a cash payment in an amount equal to the excess, if any, of the fair market value (as defined in the plan), on the date of surrender, of the shares of common stock subject to the option or portion thereof surrendered, over the aggregate purchase price for such shares.

     Aeroflex's reports and registration statements filed with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934 are incorporated by reference herein and these documents, as well as Aeroflex's annual report to shareholders and additional information about the plan and its administration, are available upon written or oral request from the Secretary of Aeroflex, at its offices at 35 South Service Road, Plainview, New York 11803, (516) 694-6700. Aeroflex does not intend to furnish any reports to participating employees as to the amount and status of their options under the plan.

                         FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the Federal income tax consequences as of the date hereof with respect to options granted under the plan exercised with cash or common stock or a combination of cash and common stock. This description of the Federal income tax consequences is based upon law and Treasury interpretations in effect on the date of this prospectus (including proposed and temporary regulations which may be changed when finalized), and it should be understood that this summary is not exhaustive, that the law may change, and further that special rules may apply with respect to situations not specifically discussed herein. Careful attention should also be given to state and local tax consequences. As such, optionees are urged to consult with their own qualified tax advisors.

         Exercise of Non-Qualified Options with Cash

     No taxable income will be realized by the optionee upon the grant of a non-qualified option. On exercise, the excess of the fair market value of the stock at the time of exercise over the option price of such stock will be compensation and (i) will be taxable at ordinary income tax rates in the year of exercise and (ii) generally will be an allowable income tax deduction to Aeroflex. The optionee's tax basis for stock acquired upon exercise of a non-qualified option will be equal to the option price paid for the stock plus any amounts included in income as compensation. Upon the sale of shares acquired pursuant to exercise of a non-qualified option, the optionee will have long-term or short-term capital gain or loss depending on the holding period.

     If the optionee is subject to restrictions under Section 16(b) of the Exchange Act at exercise, (i) he will not be taxed at the time of exercise, and will instead be taxed when the Section 16(b) restrictions lapse (which is deemed under Treasury regulations to be six months after the date of issuance of the shares), based on the excess (if any) at that time or, if earlier, at the time of the sale of such shares, of the fair market value of the shares received over the option price, and (ii) the holding period for purposes of determining entitlement to long-term or short-term capital gain or loss, as the case may be, will commence on the earlier of the date of sale of such shares or the date that the Section 16(b) restrictions lapse. However, such an optionee may elect under
Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time of exercise of the option, based on the excess (if any) at the time of exercise of the fair market value of the shares received over the option price, in which event the holding period will commence on the date of transfer. Optionees who are subject to Section 16(b) restrictions should consult a qualified tax advisor regarding the advisability of a Section 83(b) election, which must be made within 30 days following the exercise of the shares.

         Exercise of Non-Qualified Options with Common Stock

     Based on a 1980 Revenue Ruling, if shares previously acquired other than upon exercise of an incentive stock option are surrendered in full or partial payment of the exercise price of a non-qualified option, then no gain or loss will be recognized by the optionee, on the date of exercise, for the shares which have an aggregate fair market value equal to the aggregate fair market value of the shares surrendered. These shares received are called replacement shares. The optionee will have a basis in the replacement shares equal to the basis of the shares surrendered, and the optionee's holding period (for purposes of determining entitlement to short-term or long-term capital gain or loss treatment on a subsequent disposition of the Replacement Shares) will generally include the period during which the surrendered shares were held.

     In the event that the optionee receives any additional shares in addition to the replacement shares on such exercise, then (i) the excess of the fair market value of all of the shares received over the sum of the fair market value of the shares surrendered plus any cash payments made by the optionee on the exercise of the option will be treated as compensation taxable as ordinary income,(ii) the optionee's basis in the additional shares will be equal to the sum of the amount taxed as ordinary income on exercise plus the amount of any cash payments made on exercise, and (iii) the holding period for the additional shares (for purposes of determining entitlement to long-term or short-term capital gain or loss treatment on a subsequent disposition of the additional shares) will begin when such additional shares are issued to the optionee.

     In the absence of new published rulings to the contrary, it would appear that rules similar to those that apply under the 1980 Revenue Ruling would apply to the exercise of a non-qualified option using shares previously acquired by exercising an incentive stock option. Based on the 1980 Revenue Ruling, the exercise of a non-qualified option using shares previously acquired by exercising an incentive stock option would not result in a "disqualifying disposition" of such shares.

         Information Reporting

     Pursuant to applicable tax regulations, Aeroflex will provide to each optionee and to the appropriate tax authorities information regarding the exercises of non-qualified options on Form 1099.

               RESTRICTION ON REOFFERS OR RESALES OF COMMON STOCK
                          ACQUIRED PURSUANT TO THE PLAN

     Participants in the plan who receive shares of common stock pursuant to the exercise of options may from time to time sell all or a part of such common stock. In some instances, there may be restrictions on the amount and manner of such sales by reason of pertinent provisions of the securities laws and the rules thereunder. Optionees should consult with legal counsel about the securities law implications of the exercise of options and the acquisition or disposition of shares of common stock under the plan.

     Pursuant to Section 16(b) of the Exchange Act, if an optionee, while an officer, director or ten percent (10%) stockholder of Aeroflex, (i) acquires any equity security of Aeroflex (other than shares of common stock acquired under the plan or another stock option plan of Aeroflex if the exercise price of the option pursuant to which such shares of common stock were acquired does not exceed the fair market value thereof at the time of exercise), and (ii) within six months before or after such acquisition sells any equity security of Aeroflex, including common stock acquired under the plan, then such optionee will be required to repay to Aeroflex any profit attributable to the two transactions.

     In the event of any inconsistency between this summary and the plan, the terms of the plan shall govern.

     This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

                                                      PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

     The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) through (d) below:

          (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2002;

          (b) The Registrant's Quarterly Report on Form 10-Q for the quarters ended September 30, 2002 and December 31, 2002;

          (c)      The Registrant's proxy statement filed on October 7,
                   2002;

          (d) The Registrant's Current Report on Form 8-K dated December 23, 2002; and

          (e) The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934 (File No.000- 02324), including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.
         -------------------------

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.
         ---------------------------------------

         None.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

     Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

     Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

     The officers and directors of the Registrant are covered by officers' and directors' liability insurance. The policy coverage is $50,000,000 which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $1,000,000. The Registrant has entered into Indemnification Agreements with certain of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

         Not applicable.

Item 8.  Exhibits.
         --------

         4.1      Aeroflex Incorporated 2002 Outside Directors' Stock Option
                  Plan.

         5        Opinion and consent of Kramer, Coleman, Wactlar & Lieberman,
                  P.C.

         23.1 Consent of Kramer, Coleman, Wactlar & Lieberman, P.C. - included in their opinion filed as Exhibit 5.

         23.2     Consent of KPMG LLP.

         24       Powers of Attorney.

 Item 9. Undertakings.
         ------------

         (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs(a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plainview, New York on the 19th day of February, 2003.



                              AEROFLEX INCORPORATED


                        By:  /s/Michael Gorin
                             -------------------------------------
                             Michael Gorin
                             President and Director (Chief Financial Officer and
                                              Principal Accounting Officer)


                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on February 19, 2003 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Michael Gorin and Leonard Borow, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Aeroflex Incorporated to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

                  Signature                                   Title


/s/Harvey R Blau
-------------------------------------------    Chairman of the Board
       Harvey R. Blau                          (Chief Executive Officer)

/s/Michael Gorin                               President and Director
-------------------------------------------    (Chief Financial Officer and
       Michael Gorin                           Principal Accounting Officer)

/s/Leonard Borow                               Executive Vice President,
-------------------------------------------    Secretary and Director
       Leonard Borow                           (Chief Operating Officer)

/s/Paul Abecassis
-------------------------------------------
       Paul Abecassis                          Director

/s/Milton Brenner
-------------------------------------------
       Milton Brenner                          Director

/s/Ernest K. Courchene, Jr.
-------------------------------------------
       Ernest E. Courchene, Jr.                Director

/s/Donald S. Jones
-------------------------------------------
       Donald S. Jones                         Director

/s/Eugene Novikoff
-------------------------------------------
       Eugene Novikoff                         Director

/s/John S. Patton
-------------------------------------------
       John S. Patton                          Director

/s/Joseph Pompeo
-------------------------------------------
       Joseph Pompeo                           Director